Exhibit 10.2
Spheris

Media Relations:	Harry Shaw
(615) 261-1570
hshaw@spheris.com

Investor Relations:	Linda Garrad
(615) 261-1597
lgarrad@spheris.com
For Immediate Release
November 22, 2006
Spheris Adds Jack Kane to Board of Directors
FRANKLIN, Tenn. (Nov. 22, 2006) — Spheris, a leading global provider of clinical documentation technology and services, today announced the appointment of John “Jack”A. Kane to its board of directors. The addition of Kane brings the number of Spheris directors to nine.
Kane was formerly Senior Vice President — Finance, Chief Financial Officer, and Treasurer of IDX Systems Corporation from 1984 until the acquisition of IDX by GE Healthcare in January 2006. Prior to joining IDX, Kane was employed as an audit manager at Ernst & Young, LLP, in Boston.
“Jack is a well-respected executive within the healthcare IT industry and is a wonderful addition to the Spheris board of directors,” said Spheris President and CEO Steven E. Simpson. “His background as a public company CFO and experience in financial positioning and strategy will be a tremendous asset for Spheris as we continue to execute our growth plan. Jack’s intimate knowledge of the forces shaping the evolution of the clinical documentation technology and services industry will also provide unique insight and perspective.”
The Spheris board of directors also includes Joel Ackerman, general partner of Warburg Pincus & Co. and managing director of Warburg Pincus, LLC; Jonathan Bilzin, managing director of TowerBrook Capital Partners — New York; Robert Z. Hensley, former audit partner of Ernst & Young, LLP; Michael J. King, former chairman and CEO of HealthScribe, Inc.; Neal Moszkowski, Co-CEO of TowerBrook Capital Partners — New York; Steven E. Simpson, president and CEO of Spheris; Wayne T. Smith, chairman of the board, president and CEO of Community Health Systems; and David J. Wenstrup, general partner of Warburg Pincus & Co. and managing director of Warburg Pincus, LLC.
Spheris is a leading, global outsource provider of clinical documentation technology and services to approximately 500 health systems, hospitals and group practices throughout the U.S. Approximately 5,500 skilled Spheris medical language specialists support the company’s clients through secure networks, using a Web-based system with integrated voice, text and data. Customer service is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time and pricing. Spheris is headquartered in Franklin, Tenn., with major operations in St. Petersburg, Fla.; Sterling, Va.; Milpitas, Calif.; Bangalore, India; and Coimbatore, India. For more information, please visit www.spheris.com.
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